Exhibit 10.2

2101 North University Drive
Fargo, ND 58102
Phone: 701.297.3022
Fax: 800.448.4889
www.DMSHealthTechnologies.com

June 9, 2015

Philips Healthcare
3000 Minuteman Road MS 400
Andover, MA 01810
Facsimile: (855) 207-4468

Re: Consolidated Agreements, dated April 1, 2014, between DMS Health Technologies, Inc. and Philips Healthcare (the "Agreements")

Reference is hereby made to the General Governing Terms Across Schedules A, B and C between DMS Health Technologies, Inc. ("DMS") and Philips Healthcare, a division of Philips Electronics North America Corporation ("Philips"), which govern the Agreements (the "General Terms").

We hereby notify you that the stockholders of Project Rendezvous Holding Corporation, the direct parent corporation of DMS ("Parent"), are entering into a Stock Purchase Agreement, dated October 13, 2015, with Digirad Corporation ("Buyer"), pursuant to which Buyer will acquire all of the outstanding shares of capital stock of Parent (the "Sale").

We acknowledge that Section 2.d.(iii) of the General Terms states that the party notified of a Change of Control (as defined in the General Terms) may terminate the Agreements immediately upon such Change of Control, and we understand that the Sale may be interpreted to constitute a Change of Control.

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2101 North University Drive
Fargo, ND 58102
Phone: 701.297.3022
Fax: 800.448.4889
www.DMSHealthTechnologies.com

Please sign where indicated below to indicate (i) your acknowledgement of, and consent to, the Sale, (ii) your waiver of any right of first refusal that you otherwise may have in connection with the Sale under the terms of the Agreements, and (iii) your agreement you will not exercise any right that you otherwise may have to terminate any of the Agreements solely as a result of the Sale constituting a Change of Control in exchange for an agreed upon modification of the termination for convenience clause from 180 days to 90 days prior written notice, and that the Agreements shall remain in full force and effect immediately following the Sale. Philips Comment: Philips would be open to waiving its right to terminate the contract immediately upon 10 days post change of control in exchange of a termination for convenience provision modification of 180 days prior written notice to 90 days. This document seeks to alter our arrangement under the DMS contract and Philips is open to that based on the above.

DMS HEALTH TECHNOLOGIES, INC.

Accepted and agreed to:

PHILIPS HEALTHCARE,
a division of Philips Electronics
North America Corporation